Exhibit 99.1

Callon Petroleum Company Announces Closing of Midland Basin Acquisition

NATCHEZ, MS, October 24, 2016 -- Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced the closing of its previously announced acquisition of certain assets located in the Midland Basin within its WildHorse operating area. On October 20, 2016, the Company completed the acquisition of 6,904 gross (5,952 net) acres primarily located in Howard County, Texas from Plymouth Petroleum, LLC and additional sellers that exercised their “tag-along” sales rights for total cash consideration of $340 million, subject to customary post-closing adjustments. The acquisition increases Callon’s surface acreage position in the Midland Basin to over 40,000 net acres.

Fred Callon, Chairman and Chief Executive Officer commented, “This transaction represents an attractive bolt-on opportunity in our WildHorse area which now comprises over 20,000 net acres focused in Howard County. After building this new core area over the course of 2016, we have quickly transitioned our WildHorse operations to support horizontal program development and currently have one horizontal drilling rig dedicated to the area. Following a completion in the Wolfcamp A zone with our Silver City A1H well immediately offsetting the acquired acreage, we recently commenced drilling two-well pads targeting both the Wolfcamp A and Lower Spraberry zones, and expect to place new wells from this development program on production in late 2016.”

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding the implementation of the Company's business plans and strategy, including future drilling plans, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company's current views with respect to future events and performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the Company's ability to realize the anticipated benefits of the acquisition, the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage.

For further information contact:

Eric Williams

Manager, Finance

1-800-451-1294